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Limoneira Company Announces Third Quarter 2010 Financial Results

-Third quarter revenue increased 71% to $22.2 million –
-Operating income grew 262% to $9.0 million, driven primarily by agribusiness –
-Achieved net income of $4.8 million and diluted earnings per share of $0.43–
-Generated positive cash flow from operating activities of $2.2 million –

Santa Paula, CA., September 13, 2010 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, today reported financial results for the third quarter and nine-months ended July 31, 2010.

Fiscal 2010 Third Quarter Results

For the third quarter of fiscal 2010, revenue increased 71% to $22.2 million compared to revenue of $13.0 million in the third quarter last year.  Both of the Company’s main revenue sources—agriculture and rental—contributed to this period-over-period revenue growth.  Agriculture revenue was $21.2 million, compared to $12.1 million in the third quarter last year.  Rental revenue was $964,000 in the third quarter, up from $913,000 in the third quarter last year.

The 75% year-over-year increase in the Company’s agriculture revenue reflects higher revenue in all varieties of the Company’s crops for the fiscal 2010 third quarter compared to the third quarter last year.  Revenue from lemon sales increased to $10.7 million in the third quarter of fiscal 2010 from $8.0 million in the third quarter last year. This increase resulted from both higher volume and higher lemon prices in the 2010 third quarter compared to the third quarter of 2009. Revenue from avocado sales was $7.7 million in the third quarter of fiscal 2010 compared to $2.5 million in the third quarter last year. This 208% increase was primarily due to a higher volume of fruit harvested in the third quarter of 2010 compared to the third quarter of 2009. Navel and Valencia orange and specialty citrus also contributed to favorable third quarter fiscal 2010 results with combined revenues $1.3 million greater than the same period of fiscal 2009.

Costs and expenses for the third quarter of fiscal 2010 were $13.2 million, or 60% of revenue, compared to $10.5 million, or 81% or revenue, in the third quarter last year.  This year-over-year improvement in costs and expenses as a percentage of revenue reflects the Company’s ability to leverage its infrastructure with higher sales volumes from its Agriculture business.  Third quarter fiscal 2010 costs and expenses include a $517,000 asset impairment charge related to the Company’s Cactus Wren real estate project.

Operating income for the fiscal 2010 third quarter improved to $9.0 million, compared to $2.5 million in the third quarter last year.

For the fiscal third quarter of 2010,  net income applicable to common stock, after preferred dividends and including  $1.0 million in non-cash charges primarily for the mark-to-market adjustments on interest rate swaps, was $4.8 million, or $0.43 per share, compared to net income of $1.2 million, or $0.10 per share, in the third quarter last year.  Weighted average shares outstanding were 11.2 million in the third quarter fiscal 2010, compared to 11.3 million in the third quarter last year.

Harold Edwards, President and Chief Executive Officer, stated, “We are excited by the positive momentum in our overall business.  We delivered strong third quarter financial results across the board—we achieved double digit revenue growth, triple digit operating income growth and triple digit net income growth and strong cash flow from operations.  Our agribusiness benefitted from all of our varieties, especially avocados, for which we more than doubled production compared to the same period last year.  Our results also reflect our ability to successfully leverage our fixed costs across higher sales, as we continue to manage our overall costs and expenses and pay down debt.”

Mr. Edwards continued, “In addition to our improved financial results, we are encouraged by recent developments in the branding of our lemons and a successful transaction with one of our real estate properties.  As we previously announced, beginning later this year, we will be implementing a direct selling and marketing strategy for our lemon business.   This will enable us to improve efficiencies throughout our distribution channels and further establish the global recognition of the Limoneira brand.  In August, we completed the sale of one of our properties in Arizona, which resulted in net proceeds of $2.8 million that we plan to use in combination with our strong third quarter cash flow to further reduce our debt.”

Mr. Edwards concluded, “As we begin the final quarter of fiscal 2010 and look towards next year, we will remain diligently focused on expanding our core agribusiness while taking advantage of opportunities to enhance the value of our real estate assets.  We are confident in our ability to continue to make progress with our business and improve our top and bottom line results and enhance our shareholder value.”

Fiscal 2010 Nine-Month Results

For the nine-months ended July 31, 2010, revenue increased 63% to $41.8 million, from $25.7 million for the same period last year.  Operating income for the nine-months of fiscal 2010 was $5.2 million, compared to an operating loss of ($2.9 million) in the same period last year.  Net income applicable to  common stock, after preferred dividends for the  nine-months of fiscal 2010 was $1.7 million, or $0.15 per share, compared to a net loss of ($2.0 million), or ($0.17) per share, in the same period last year.

Balance Sheet and Liquidity

During the third quarter of fiscal 2010, the Company decreased its long-term debt by $4.3 million.  The Company has working capital of $4.9 million as of July 31, 2010, compared to $2.4 million as of its October 31, 2009 year end.  Net cash provided by operating activities for the nine months ended July 31, 2010 was $2.2 million, compared to a net use of cash from operating activities of $4.5 million in the same period of last year.

Real Estate Development

During the third quarter and nine months ended July 31, 2010, the Company continued to execute its real estate development strategy capitalizing development costs of $0.9 million and $2.7 million, respectively.  During the same periods of fiscal 2009, the Company capitalized real estate development costs of $1.5 million and $4.4 million, respectively.

In August 2010, the Company sold one of its Arizona properties, Cactus Wren, for $3.0 million cash; realizing net cash of $2.8 million after selling and other closing costs.  The Company recognized an impairment charge of $0.5 million in connection with the sale in the third quarter of fiscal 2010.  The Company plans to use the funds received from the transaction to pay down its debt.

Recent Business Highlights

The Company recently announced its strategic decision to increase its brand exposure in agribusiness by marketing and selling its lemons directly to foodservice, wholesale and retail customers around the world.  Beginning November 1, 2010, the Company will add its commercial lemons to its existing specialty lemon sales.

About Limoneira Company

Limoneira Company, a 117-year old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 7,300 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world.  For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Limoneira Company and Subsidiaries
Consolidated Condensed Balance Sheets (unaudited)

	July 31, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$197,000	$603,000
Accounts receivable	10,174,000	3,735,000
Notes receivable – related parties	-	1,519,000
Inventoried cultural costs	698,000	858,000
Prepaid expenses and other current assets	1,242,000	894,000
Current assets of discontinued operations	169,000	9,000
Total current assets	12,480,000	7,618,000
Property, plant, and equipment, net	53,743,000	53,817,000
Real estate development	62,275,000	53,125,000
Assets held for sale	9,441,000	6,774,000
Equity in investments	8,860,000	1,635,000
Investment in Calavo Growers, Inc.	14,045,000	11,870,000
Notes receivable – related parties	92,000	284,000
Notes receivable	2,132,000	2,000,000
Other assets	4,537,000	4,307,000
Noncurrent assets of discontinued operations	277,000	438,000
Total assets	$167,882,000	$141,868,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$945,000	$970,000
Growers payable	1,448,000	988,000
Accrued liabilities	4,566,000	2,764,000
Current portion of long-term debt	619,000	465,000
Current liabilities of discontinued operations	-	2,000
Total current liabilities	7,578,000	5,189,000
Long-term liabilities:
Long-term debt, less current portion	91,277,000	69,251,000
Deferred income taxes	9,642,000	8,764,000
Other long-term liabilities	5,865,000	6,903,000
Total long-term liabilities	106,784,000	84,918,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at July 31, 2010 and October 31, 2009) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at July 31, 2010 and October 31, 2009)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
11,194,460 and 11,262,880 shares issued and outstanding at July 31, 2010 and October 31, 2009, respectively)	112,000	113,000
Additional paid-in capital	33,981,000	34,718,000
Retained earnings	17,032,000	16,386,000
Accumulated other comprehensive loss	(605,000)	(2,456,000)
Total stockholders’ equity	53,520,000	51,761,000
Total liabilities and stockholders’ equity	$167,882,000	$141,868,000

Limoneira Company and Subsidiaries
Consolidated Condensed Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,

	2010	2009	2010	2009
Revenues:
Agriculture	$21,215,000	$12,055,000	$38,689,000	$22,857,000
Rental	964,000	913,000	2,881,000	2,779,000
Real estate development	51,000	16,000	231,000	24,000
Total revenues	22,230,000	12,984,000	41,801,000	25,660,000
Costs and expenses:
Agriculture	9,552,000	8,494,000	25,236,000	22,127,000
Rental	534,000	484,000	1,625,000	1,545,000
Real estate development	394,000	92,000	1,117,000	233,000
Selling, general and administrative	2,239,000	1,428,000	8,068,000	4,690,000
Impairment of real estate assets	517,000	-	517,000	-
Total costs and expenses	13,236,000	10,498,000	36,563,000	28,595,000
Operating income (loss)	8,994,000	2,486,000	5,238,000	(2,935,000)
Other income (expense):
Interest expense	(437,000)	(203,000)	(1,256,000)	(504,000)
Interest expense related to derivative instruments	(976,000)	-	(1,540,000)	-
Interest income	27,000	54,000	85,000	177,000
Other income (expense), net	(10,000)	(26,000)	354,000	285,000
Total other (expense)	(1,396,000)	(175,000)	(2,357,000)	(42,000)
Income (loss) from continuing operations before income tax (provision) benefit and equity in earnings (losses) of investments	7,598,000	2,311,000	2,881,000	(2,977,000)
Income tax (provision) benefit	(2,704,000)	(991,000)	(1,043,000)	1,400,000
Equity in earnings (losses) of investments	27,000	(84,000)	75,000	(183,000)
Income (loss) from continuing operations	4,921,000	1,236,000	1,913,000	(1,760,000)
Loss from discontinued operations, net of income taxes	(6,000)	(1,000)	(18,000)	(7,000)
Net income (loss)	4,915,000	1,235,000	1,895,000	(1,767,000)
Preferred dividends	(66,000)	(66,000)	(197,000)	(197,000)
Net income (loss) applicable to common stock	$4,849,000	$1,169,000	$1,698,000	$(1,964,000)
Per common share basic:
Continuing operations	$0.43	$0.10	$0.15	$(0.17)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Basic net income (loss) per share	$0.43	$0.10	$0.15	$(0.17)
Per common share-diluted:
Continuing operations	$0.43	$0.10	$0.15	$(0.17)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Diluted net income (loss) per share	$0.43	$0.10	$0.15	$(0.17)
Dividends per common share	$0.03	$-	$0.09	$0.03
Weighted-average shares outstanding-basic	11,194,000	11,263,000	11,215,000	11,236,000
Weighted-average shares outstanding-diluted	11,194,000	11,263,000	11,215,000	11,252,000